RULE 22c-2 AGREEMENT
This Rule 22c-2 Agreement, dated as of the date set forth below (the "Agreement"), is between Calvert Distributors, Inc. ("CDI"), as principal underwriter for each of the registered investment companies and their series within the Calvert Group of Funds other than any "excepted fund" as defined in Securities and Exchange Commission ("SEC") Rule 22c-2(b) under the Investment Company Act of 1940 (each a "Fund" and, collectively, the "Funds"), and the undersigned Company (the "Company"), a financial intermediary for purposes of Rule 22c-2 under the Investment Company Act of 1940 ("Rule 22c-2") with respect to mutual funds distributed by CDI and serviced by Calvert Shareholder Services, Inc. ("CSSI"). This Agreement supplements and does not supersede any prior agreement between CDI or CSSI and the Company, as amended from time to time, relating to the distribution and/or servicing of Shares (as defined herein) of the Funds. To the extent of any conflict between any such prior agreement and this Agreement, the prior agreement shall control with respect to all matters other than any matters specifically relating to Rule 22c-2.
1.    Agreement to Provide Information

(i)
Indirect Intermediary Information. The Company agrees to use its best efforts to promptly determine upon written request received from CDI, but in any event not later than 10 business days following such request, whether any other person that holds shares of the Funds through the Company is an "indirect intermediary" under SEC Rule 22c-2. The Company shall not be obligated to provide information regarding the identity of any indirect intermediary to CDI, except where the Company chooses to have the participant information provided by the indirect intermediary to CDI (instead of providing it directly) and such information is necessary to facilitate such information reporting.

(ii)
Shareholder Information. The Company agrees to provide certain information to CDI solely for the purpose of facilitating the Funds' compliance with SEC Rule 22c-2. The Company agrees to provide CDI, upon written request, any or all of the information set forth in Attachment "A" hereto (the "Included/Reportable Data") with respect to all "Shareholders" (as defined herein) that purchased, redeemed, transferred or exchanged Shares through an account maintained by the Company during the period covered by the request; except that CDI shall not request that the Company report transactions other than "Shareholder-Initiated Exchange Purchases" and "Shareholder-Initiated Exchange Redemptions" without "Good Cause" as such terms are defined herein. CDI acknowledges and agrees that the Company will not be required to provide such information regarding a Shareholder if legal counsel to the Company furnishes a legal opinion addressed to CDI to the effect that the disclosure of such information is governed by a federal law, rule or regulation that preempts SEC Rule 22c-2 and prohibits such disclosure. If the Company is required by law to obtain Shareholder consent in order to provide certain information to the Fund, the Company will use reasonable efforts to obtain such consent. CDI shall not request any information that is not identified in the Included/Reportable Data, including without limitation the "Excluded/Non-reportable Data" set forth in Attachment A, unless (i) the Company is otherwise required to provide such information under applicable law, or (ii) the Company and CDI agree otherwise in writing.

(a)
Period Covered by Request. Requests shall set forth the specific period for which transaction information is sought. However, such period may not be earlier than three months from the date of request unless Good Cause exists. CDI shall not request transaction information more frequently than quarterly unless Good Cause exists. If Good Cause exists, CDI may request any transaction information that it has determined to be reasonably necessary to investigate compliance with the policies established by the Funds for the purpose of eliminating or reducing potentially harmful market timing or frequent trading.

(b)
Form and Timing of Response. The Company agrees to transmit the requested information that is on its books and records to CDI or its designee as soon as reasonably practicable after receipt of a request, but in any event not later than 10 business days after receipt of such request. If the accounts are indirect intermediary accounts and the requested information is not on the Company's books and records, the Company agrees to either (i) promptly obtain and transmit the requested information from the indirect intermediary, (ii) obtain assurances from the indirect intermediary that the requested information will be provided to CDI promptly, or (iii) block such indirect intermediary from purchasing additional Shares in nominee name on behalf of other persons. In such instances, the Company agrees to inform CDI regarding which of the foregoing options it will follow. The requested information shall be communicated in accordance with standards that are mutually agreed upon by the parties.

(iii)
Confidentiality and Limitations on Use of Information. CDI shall not use the information received from the Company or indirect intermediary for any purpose other than to comply with SEC Rule 22c-2, and any applicable laws, rules and regulations related thereto. CDI shall treat the information as strictly confidential and shall take such steps as are commercially reasonable to protect its confidentiality and prevent the unauthorized disclosure or use of such information.

2.
Agreement to Restrict Trading. The Company agrees to execute any written instructions from CDI to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by CDI as having engaged in transactions involving the Funds (directly or indirectly through the Company's account) that violate the trading policies established by the Funds for the purpose of eliminating or reducing potentially harmful market timing or frequent trading. If the requested restriction pertains to a Shareholder investing through an account held by an indirect intermediary, Company will forward CDI's written instructions to the indirect intermediary, and either (a) obtain assurances from the indirect intermediary that it will promptly execute CDI's written instructions or (b) if the indirect intermediary cannot or refuses to execute CDI's written instructions, block such indirect intermediary from purchasing additional Shares in nominee name on behalf of other persons.

(i)
Form of Instructions. Instructions must include the Shareholder Information set forth in Section I(C) of Attachment A hereto, if known, and the specific restriction(s) to be executed. If such Shareholder Information is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. The instructions also shall provide a brief written explanation specifying how the Shareholder's trading activity violated the affected Funds' market timing or other abusive trading policies that the Company may provide to the Shareholder. Any instructions delivered by CD! that would require the Company to breach the redemption terms of a variable annuity or variable insurance contract issued by it shall be null and void, in which case CDI may deliver alternative instructions that will not involve the Company in any such breach.

(ii)	Timing of Response. The Company agrees to execute instructions within five business days after receipt of the instructions.

(iii)
Confirmation by Company. The Company shall provide confirmation to CD!, in writing or in a manner mutually agreed upon by the parties, that Company has, as applicable, (a) executed CDI's written instructions, (b) obtained assurances from the indirect intermediary that it has executed CDI's written instructions or (c) blocked such indirect intermediary from purchasing additional Shares in nominee name on behalf of other persons. The Company agrees to provide confirmation as soon as reasonably practicable, but in any event not later than ten business days after the instructions have been executed.

(iv)
Fund Policies. CDI shall provide to the Company upon request a brief written summary of the Funds' market timing or other abusive trading policies, which may be a copy of the applicable Fund prospectus, that the Company may provide to Shareholders upon request. CDI shall promptly notify the Company in writing whenever such policies materially change.

3.
Redemption Fee & Market Timing Policy. In order to protect the interests of investors in the Funds, Company shall make reasonable efforts to support each Fund's efforts to restrict the short term trading activities, including, without limitation, the accurate assessment of any applicable redemption fee and the implementation of each Fund's market timing policy as set forth under “How to Sell Shares-Redemption Fee” and “Other Calvert Features/Policies--Market Timing Policy”, respectively, in the then-current prospectus for such Fund (or a substantially similar policy deemed sufficient by the Funds to effectuate the purpose of such Funds' established policies). A current prospectus for each Fund is available on Calvert's website at www.Calvert.com.

4.	Definitions

(i)
The term "Good Cause" shall mean any situation where the account has experienced unusual levels or patterns of volatility that appear to be inconsistent with the market timing policy of the applicable Fund.

(ii)	The term "Shares" means the interests of Shareholders corresponding to the securities of record issued by the Fund held by the Company.

(iii)
The term "Shareholder" means a beneficial owner of Fund Shares held in nominee name, a participant in a participant-directed employee benefit plan who holds Fund Shares through that plan, a holder of interests in a Fund or unit investment trust that has invested in Fund Shares in reliance on Section 12(d)(l)(E) of the Investment Company Act and the holder of interests in a variable annuity or variable life insurance contract issued by the Company. The term "Shareholder" does not include a fund investing pursuant to Section 12(d)(1)(G) of the Act, a trust established pursuant to Section 529 of the Internal Revenue Code, or a holder of an interest in such a trust.

(iv)	The term "written" includes electronic writings and facsimile transmissions.

(v)
The term "Exchange Purchase" means any Shareholder-Initiated fund transfer of any portion of a Shareholder's assets into a Fund; provided that, such term does not include purchases into the Fund made with new assets invested in a Fund, but does include the purchase side of a nonsystematic reallocation or rebalancing transaction.

(vi)
The term "Exchange Redemption" means any Shareholder-Initiated fund transfer of any portion of a Shareholder's assets out of a Fund; provided that, such term does not include the withdrawal or distribution of assets out of any omnibus account maintained by the Company, but does include the redemption side of a non-systematic reallocation or rebalancing transaction.

(vii)	The term "Shareholder-Initiated” means a voluntary trade or other transaction of any Fund effected at the direction of the Shareholder or such Shareholder's investment advisor.

5.    Miscellaneous

(i)
Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give notice to the other party and shall use best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such force majeure event.

(ii)
Severability of Agreement Provisions. It is the desire and intent of the parties that the provisions contained in this Agreement shall be enforceable to the fullest extent permitted by law. The invalidity and/or unenforceability in whole or in part of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement, which instead will remain in full force and effect. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained herein is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(iii)
Entire Agreement. This Agreement constitutes the entire understanding between the parties regarding the specific subject matter covered herein. No provisions herein contained shall be waived, modified or amended, except by an instrument in writing, duly executed by the parties hereto.

(iv)
Governing Law; Forum. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. Each of the parties irrevocably consents to the non-exclusive personal jurisdiction of United States District Court, Southern District of New York, or in the event that such court does not have subject matter jurisdiction, then the New York State courts situated in New York County, State of New York, in connection with any action, suit or proceeding relating to or arising out of this Agreement or the transactions contemplated hereunder. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action of proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. THE PARTIES UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING, DIRECTLY OR INDIRECTLY, OUT OF THIS AGREEMENT.

(v)
No Implied Waivers. No delay or omission by either party to exercise its rights and remedies in connection with the breach or default of the other shall operate as or be construed as a waiver of such rights or remedies as to any subsequent breach.

(vi)	Counterparts. This Agreement may be executed in any number of counterparts, but all counterparts hereof shall together constitute but one agreement.

(vii)	Assignment. This Agreement is not assignable by either party without the prior written consent of the other party.

(viii)	Capacity. Each party represents that it is under no incapacity to enter into or perform this Agreement and that each person signing this Agreement on its behalf has the authority to do so.

(ix)
Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

(x)	Termination. Either party may terminate this Agreement upon thirty (30) days' written notice.

(xi)
Notices. All notices or other communications to CD! or to the Company, as applicable, shall be duly given if (i) mailed, first class postage prepaid, hand delivered or sent by overnight courier service to the applicable address set forth below or (ii) sent to an authorized employee, agent or representative of CDI or the Company, as applicable, by electronic mail or by facsimile.

Please print or type information

Principal Life Insurance Company		CALVERT DISTRIBUTORS, INC.
Company Name
4550 Montgomery Avenue
711 High Street		Suite 1000 N
Street Address		Bethesda, Maryland 20814
1-800-368-2745
Des Moines, IA 50392
City State Zip

515 247-6373	515 247-0669
Phone Number Fax Number

/s/ Mark A. Stark		/s/ William M. Tartikoff
By: _________________________________		By: _________________________________
Title: Director – Investment Services		Title: Sr. V. P.
Print Name: Mark A. Stark		Print Name: William M. Tartikoff

Attachment A

SHAREHOLDER TRANSACTION REPORTING
DATA STANDARDS FOR FINANCIAL INTERMEDIARIES

I.	INCLUDED/REPORTABLE DATA

A.	Identification Information

1.	Company Identification- The Company's alpha or numeric company identifier (e.g., NSCC number).

2.	Fund/Omnibus Account Number - The Company's trading account number known to the Fund.

3.	Company Fund Identification - The individual fund identifier used by the Company's system(s).

4.
Indirect Company Identification - The Company's alpha or numeric identifier for another party (e.g., a third party administrator for any employer sponsored retirement and benefit plans ("Plan")) that holds the account information.

B.	Plan Information

1.	Plan Identification- The Company's alpha or numeric identifier (e.g., Plan number).

C.
Shareholder Information - The (i) taxpayer identification number/social security number, or a reasonable portion thereof (if known), or such other unique participant identification number, which, in the case of a non-U.S. Shareholder may be that Shareholder's International Taxpayer Identification Number or other government issued identifier and (ii) in the case of a variable annuity or variable insurance contract, the contract owner number or participant account number.

D.	Trade Data

1.	Trade Date(s) (e.g., NAV date)

2.	Transaction Type (e.g., purchase, redemption, transfer or exchange)

3.	Dollar Amount

4.	Security Identification (e.g., CUSIP)

5.	System Identification - The Company's alpha or numeric identifier for certain trading systems or trade sources.

II.	EXCLUDED/NON-REPORTABLE DATA
A. Shareholder or Plan share or dollar account balance information (e.g., share balance following a transaction, and share balance "as of' or for particular holding period).

B.	Information on funds of other fund companies.

C.	Agent or broker/dealer identification.

D.	Shareholder name and address.

E.	Plan Name